                                                                      EXHIBIT 12

                                 TCGI AND TCGP
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                                                       PRO FORMA                             PRO FORMA
                                                                        FOR THE                               FOR THE
                                                                    REORGANIZATION     FOR THE THREE      REORGANIZATION
                                                                   AND OFFERINGS FOR   MONTHS ENDED      AND OFFERINGS FOR
                         FOR THE YEAR ENDED DECEMBER 31,             THE YEAR ENDED      MARCH 31,       THE THREE MONTHS
                    ---------------------------------------------    DECEMBER 31,    ------------------   ENDED MARCH 31,
                     1991    1992      1993      1994      1995          1995          1995      1996          1996
                    ------  -------  --------  --------  --------  ----------------- --------  --------  -----------------
Net Income
 (Loss)...........  $2,457  $(4,428) $(18,271) $(29,989) $(53,804)     $(126,640)    $(11,538) $(18,692)     $(37,731)
Add (Deduct):
 Income Tax
 Provision
 (Benefit)........    (484)     --     (4,149)      433       401            401          335       225           225
Less: Minority
 Interest.........     --       --       (796)   (1,395)     (663)        (2,673)        (201)     (150)         (855)
                    ------  -------  --------  --------  --------      ---------     --------  --------      --------
Pre Tax Income
 (Loss)...........   1,973   (4,428)  (23,216)  (30,951)  (54,066)      (128,912)     (11,404)  (18,617)      (38,361)
                    ------  -------  --------  --------  --------      ---------     --------  --------      --------
Add: Fixed Charges
 Interest.........     885    1,508     2,548     8,867    27,206         70,426        4,600     8,148        18,432
 Amortization of
  debt expense....     --       --        --        --        116            116          --         42            42
                    ------  -------  --------  --------  --------      ---------     --------  --------      --------
  Total fixed
   charges........     885    1,508     2,548     8,867    27,322         70,542        4,600     8,190        18,474
                    ------  -------  --------  --------  --------      ---------     --------  --------      --------
                    $2,858  $(2,920) $(20,668) $(22,084) $(26,744)     $ (58,370)    $ (6,804) $(10,427)     $(19,887)
                    ======  =======  ========  ========  ========      =========     ========  ========      ========
Fixed Charges.....  $  885  $ 1,508  $  2,548  $  8,867  $ 27,322      $  70,542     $  4,600  $  8,190      $ 18,474
                    ======  =======  ========  ========  ========      =========     ========  ========      ========
Ratio of Earnings
 to Fixed
 Charges..........    3.23x      NA        NA        NA        NA             NA           NA        NA            NA
Deficiency of
 Earnings to Fixed
 Charges..........      NA  $ 4,428  $ 23,216  $ 30,951  $ 54,066      $ 128,912     $ 11,404  $ 18,617      $ 38,361
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